Exhibit 99.1

October 7, 2022

Greenlane Announces Management Changes In Connection With Transition to Consumer Brands Business Model

Company announces upcoming CEO change and potential changes to the Board of Directors.

BOCA RATON, FL / ACCESSWIRE / October 7, 2022 /Greenlane Holdings, Inc. ("Greenlane" or the "Company") (NASDAQ:GNLN), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced exciting changes within the management team.

Craig Snyder, Greenlane's current President, will take the helm as CEO effective January 1,2023. Nick Kovacevich, Greenlane's current CEO, will step into a Chief Corporate Development role and continue to support the company's key corporate development initiatives, including execution of the Company's previously disclosed liquidity plan, full time. Mr. Kovacevich will remain a member of Greenlane's board of directors after the transition to his new role.

"I am excited for Greenlane to move into this next chapter, becoming a premier consumer brands company in the cannabis ancillary space. I have had the pleasure of working closely with Craig Snyder during 2022, and I have an extremely high degree of confidence in his ability to lead Greenlane in 2023 and beyond. Craig has the perfect background and skill set for where the company is headed, which is why I am not only happily turning over the reins to Craig, but I intend to stay on his team and add value to Greenlane in my new corporate development role," said Nick Kovacevich, CEO of Greenlane.

"I am humbled and honored to take the helm of Greenlane in 2023 as we pursue our transition to a consumer brands company. I would like to thank our customers, our Greenlane team members, our Board of Directors, and our shareholders for giving me the opportunity to steer this company into our bright future. I see a unique opportunity as a first mover in this exciting global cannabis space to apply traditional CPG and technology practices to build a scalable and leverageable business model that will allow Greenlane to capitalize on the growth opportunities ahead for our industry, not only domestically, but abroad, while positioning us to also stand the test of time," explained Craig Snyder, Greenlane's President and future CEO.

"Additionally, I am thrilled to have Nick stay on with the company in his new role. The current capital markets dynamics are very interesting to say the least, and we believe there is a huge opportunity to unlock significant value and capital through corporate development activities, and I can't think of a better person than Nick to help guide these efforts."

In addition to the planned change at CEO, the company also announced it is exploring making changes to the existing Board of Directors. The Nominating and Corporate Governance Committee of the Board is currently evaluating potential candidates with relevant skill sets in both CPG and technology to provide guidance and oversight as the company pursues this important business transformation.

Don Hunter, Chairman of the Board, commented, "We are committed to making Greenlane the premier ancillary consumer brands business in the global cannabis industry and are excited to make changes with Management and the Board to best position Greenlane for success in these endeavors. As the industry continues to navigate challenging macro dynamics, we remain committed to controlling what we can control, properly capitalizing our business, driving toward profitable growth, and bringing in the right talent for what this business needs today and in the future."

About Greenlane Holdings, Inc.

Greenlane is the premier global platform for the development and distribution of premium cannabis accessories, packaging, vape solutions, and lifestyle products. We operate as a powerful family of brands, third-party brand accelerator, and omni- channel distribution platform, providing unparalleled product quality, customer service, compliance knowledge, and operations and logistics to accelerate our customers' growth.

As a pioneer in the cannabis space, Greenlane has an incredible acumen for detecting opportunities in the marketplace. We proudly own and operate a diverse brand portfolio including DaVinci Vaporizers, Pollen Gear™, Higher Standards, Groove, and Eyce.

Additionally, Greenlane strategically partners with leading multi-state operators, licensed producers, and brands, such as Storz & Bickel (Canopy-owned), Grenco Science, VIBES, and CCELL, to develop and distribute innovative and high-quality products.

Founded in 2005, Greenlane serves an expansive customer base comprised of thousands of retail locations, including licensed cannabis dispensaries, smoke shops, and specialty retailers. Greenlane also owns and operates Vapor.com and VapoShop.com, two industry-leading, direct-to-consumer e-commerce platforms in North America and Europe respectively.

For additional information, please visit: https://gnln.com/.

Forward-Looking Statements

Certain matters within this press release are discussed using forward -looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward- looking statements include, among others, statements relating to: the Company's planned changes to its business model; the current and future performance of the Company's business, including comments relating to the Company's beliefs regarding its public market capitalization and valuation, and the efficiency and scalability of the Company's business; the ability to achieve, and to realize the anticipated benefits from, the Company's previously announced liquidity initiatives; potential changes to the Company's Board of Directors; the ability to unlock value from the Company's existing assets; and the Company's financial outlook and expectations. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2021, the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact

Darsh Dahya, CAO

ir@greenlane.com

SOURCE: Greenlane Holdings, Inc.

View source version on accesswire.com:

https://www.accesswire.com/719448/Greenlane-Announces-Management-Changes-In- Connection-With-Transition-to-Consumer-Brands-Business-Model